The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.

UPDATED CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To Be	Aggregate Price Per	Aggregate Offering	Amount of
Securities To Be Registered	Registered	Unit	Price	Registration Fee

Notes offered hereby	$ [●]	[●]%	$ [●]	$ [●](1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $50,637.59 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333–140456, of which this pricing supplement is a part. After giving effect to the $[●] registration fee for this offering, $[●] remains available for future offerings. No additional registration fee has been paid with respect to this offering.
Subject to completion dated August 8, 2007.

PRELIMINARY PRICING SUPPLEMENT NO. 42 dated August 8, 2007	Filed pursuant to Rule 424(b)(5)
to Prospectus Supplement and Prospectus dated February 5, 2007	Registration Statement No. 333-140456
relating to the Eksportfinans ASA U.S. Medium-Term Note Program
 ● % Enhanced Yield Securities due March 5, 2008
Linked to the Claymore YieldStreamSM Energy Sector 10 Series 2007-A
     This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wachovia Capital Markets, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount:	Each security will have a principal amount of $10. Each security will be offered at an initial public offering price of $10.

Maturity Date:	March 5, 2008

Interest:	Expected to be between 12.50% and 13.50% per annum (to be determined on the trade date), to be payable monthly.

Interest Payment Dates:	The 5th of each month, beginning October 5, 2007 to and including the Maturity Date.

Constituent Stocks of the Claymore YieldStream Energy 10:	The common stock of the following ten companies: Peabody Energy Incorporated., Helix Energy Solutions Group, Inc., Quicksilver Resources Inc., Marathon Oil Corporation., Pride International, Inc., Patterson-UTI Energy, Inc., National Oilwell Varco, Inc., Valero Energy Corporation, W-H Energy Services, Inc. and The Williams Companies, Inc. The issuers of the constituent stocks of the Claymore YieldStream Energy 10 have no obligations relating to, and do not sponsor or endorse, the securities.

Payment at Maturity:	On the maturity date, for each security you hold, you will receive a payment equal to the aggregate redemption amount, plus any accrued but unpaid interest in cash. The aggregate redemption amount is equal to the sum of the redemption amounts with respect to each constituent stock of the Claymore YieldStream Energy 10, and will be a cash payment equal to the principal amount of your securities, unless:

(a) a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10; and

(b) the final stock price of any constituent stock of the Claymore YieldStream Energy 10 with respect to which a knock-in event has occurred is less than the initial stock price of that constituent stock.

The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) did not occur will be $1. The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) occurred will be an amount in cash equal to (i) $1 multiplied by (ii) the final stock price of that constituent stock divided by the initial stock price of that constituent stock.

If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal.

The initial stock price for each constituent stock of the Claymore YieldStream Energy 10 will equal the closing price per share of that constituent stock on the trade date. A knock-in event will occur if the market price of a constituent stock of the Claymore YieldStream Energy 10 multiplied by the share multiplier for that constituent stock at any time on any trading day, from the first trading day following the trade date to and including the valuation date, is less than or equal to the knock-in price of that constituent stock. The knock-in price for each constituent stock of the Claymore YieldStream Energy 10 will equal the price that is 20% below the initial stock price of that constituent stock.

Trade Date:	August ● , 2007

Expected Settlement Date:	September ● , 2007

CUSIP Number:	R2188Y536
     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-1 and “Specific Terms of the Securities” beginning on page P-15.
     Investing in the securities involves risks. See “Risk Factors” beginning on page P-10.

	Per Security	Total

Maximum Public Offering Price	[●]	[●]
Maximum Underwriting Discount and Commission	[●]	[●]
Maximum Proceeds to Eksportfinans ASA	[●]	[●]
     Wachovia Capital Markets, LLC may offer the securities in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus. Claymore YieldStreamSM is a service mark of Claymore Securities, Inc.

Wachovia Securities

The date of this preliminary pricing supplement is August 8, 2007.

SUMMARY INFORMATION
RISK FACTORS
SPECIFIC TERMS OF THE SECURITIES
ADDITIONAL INFORMATION
THE CLAYMORE YIELDSTREAM ENERGY 10
TAXATION IN THE UNITED STATES
SUPPLEMENTAL PLAN OF DISTRIBUTION

SUMMARY INFORMATION
      This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the [●]% Enhanced Yield Securities Linked to the Claymore YieldStreamSM Energy Sector 10 Series 2007-A (the Claymore YieldStream Energy 10) due March 5, 2008, which we refer to as the securities. You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the sections entitled “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.
      Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.
What are the securities?
      The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on March 5, 2008. The return on the securities is linked to the performance of the Claymore YieldStream Energy 10, which is composed of the common stocks of the following ten companies: Peabody Energy Incorporated., Helix Energy Solutions Group, Inc., Quicksilver Resources Inc., Marathon Oil Corporation., Pride International, Inc., Patterson-UTI Energy, Inc., National Oilwell Varco, Inc., Valero Energy Corporation, W-H Energy Services, Inc. and The Williams Companies, Inc., each of which we refer to as a Constituent Stock Issuer and collectively as the Constituent Stock Issuers, and will depend on whether a knock-in event for one or more constituent stocks of the Claymore YieldStream Energy 10 occurs during the term of the securities and whether the final stock price of any such constituent stock is less than the initial stock price of that constituent stock, each as described below. The payout structure of the securities belongs in a class of securities commonly referred to as reverse convertible securities.
      As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-15.
      Each security will have a principal amount of $10. Each security will be offered at an initial public offering price of $10. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.
Are the securities principal protected?
      No, the securities do not guarantee any return of principal at maturity. If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal (but you will still receive any accrued but unpaid interest in cash). A reverse convertible security with this particular payout structure is commonly referred to as a knock-in reverse convertible security.
Will I receive interest on the securities?
      The securities will bear interest at a rate expected to be between 12.50% and 13.50% per annum (to be determined on the trade date) payable on the 5th of each month, beginning on October 5, 2007 to and including the maturity date. The interest rate on the securities is higher than the current dividend yield of each of the constituent stocks of the Claymore YieldStream Energy 10. The interest rate is also higher than the interest we would pay on a conventional fixed-rate, principal protected debt security. You will still receive accrued but unpaid interest on the securities even if a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price.
How is Eksportfinans able to offer an expected 12.50% to 13.50% interest rate on the securities?
      Eksportfinans is able to offer an expected 12.50% to 13.50% interest rate on the securities (to be determined on the trade date) because the securities are riskier than conventional principal-protected debt securities. As previously described, if a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any constituent stock with respect to which a knock-in event has occurred is less than its initial stock price, then at maturity the aggregate redemption amount you will receive will be a cash payment that is less than the principal amount of your securities. The interest rate on the securities reflects the value of our right, under these circumstances, to deliver to you at the maturity of the securities an aggregate redemption amount that is less than the principal amount of your securities. In general, the more volatile the constituent stocks of the Claymore YieldStream Energy 10 are or are expected to be, the higher the interest rate and the more likely a knock-in event might occur with respect to a constituent stock.
What will I receive upon maturity of the securities?
      The securities will mature on March 5, 2008, subject to extension in the event of the postponement of the valuation date. On the maturity date, for each security you hold, you will receive a payment equal to the aggregate redemption amount, plus any accrued but unpaid interest. The aggregate redemption amount is equal to the sum of the redemption amounts with respect to each constituent stock of the Claymore YieldStream Energy 10, and will be a cash payment equal to the principal amount of your securities, unless:

(a)	a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10; and

(b)	the final stock price of any constituent stock of the Claymore YieldStream Energy 10 with respect to which a knock-in event has occurred is less than its initial stock price.
      The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) did not occur will be $1; and the redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) occurred will be an amount in cash equal to (i) $1 multiplied by (ii) the final stock price of the constituent stock of the Claymore YieldStream Energy 10 divided by the initial stock price of that constituent stock.
      If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal (but you will still receive any accrued but unpaid interest in cash).
      The initial stock price for each constituent stock of the Claymore YieldStream Energy 10 will equal the closing price per share of that constituent stock on the trade date.
      The final stock price for each constituent stock of the Claymore YieldStream Energy 10 will be determined by the calculation agent and will equal the closing price per share of that constituent stock multiplied by the share multiplier of that constituent stock, each as of the valuation date.
      The share multiplier for each constituent stock of the Claymore YieldStream Energy 10 is 1.0, subject to adjustment for certain corporate events relating to the relevant constituent Stock Issuer described in this pricing supplement under “Additional Information — Antidilution Adjustments”.
      A knock-in event with respect to any constituent stock of the Claymore YieldStream Energy 10 will occur if, as determined by the calculation agent, the market price of that constituent stock multiplied by the share multiplier of that constituent stock has fallen to or below the knock-in price of that constituent stock at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

      The knock-in price for each constituent stock of the Claymore YieldStream Energy 10 is the price that is 20% below the initial stock price for that constituent stock (to be determined by the calculation agent on the trade date) as follows:

Constituent Stock	Initial Stock Price		Knock-in Price

Peabody Energy Incorporated	$	[●]	$	[●]
Helix Energy Solutions Group, Inc.		[●]		[●]
Quicksilver Resources Inc.		[●]		[●]
Marathon Oil Corporation		[●]		[●]
Pride International, Inc.		[●]		[●]
Patterson-UTI Energy, Inc.		[●]		[●]
National Oilwell Varco, Inc.		[●]		[●]
Valero Energy Corporation		[●]		[●]
W-H Energy Services, Inc.		[●]		[●]
The Williams Companies, Inc.		[●]		[●]
      The market price for each constituent stock of the Claymore YieldStream Energy 10 is, on any trading day and at any time during the regular business hours of the relevant exchange, the latest reported sale price of that constituent stock (or any other security for which a market price must be determined) on that relevant exchange at that time, as determined by the calculation agent.
      The valuation date means February 27, 2008. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing with respect to any constituent stock of the Claymore YieldStream Energy 10, then the valuation date with respect to that constituent stock will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing with respect to that constituent stock. If the valuation date with respect to any constituent stock of the Claymore YieldStream Energy 10 is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.
      A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the American Stock Exchange, the NASDAQ Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.
      A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.
      The relevant exchange for each constituent stock of the Claymore YieldStream Energy 10 is the primary United States securities exchange or organized market of trading for the constituent stock. If a reorganization event has occurred, the relevant exchange will be the stock exchange or securities market in the United States on which the distribution property (as defined below under “Additional Information — Antidilution Adjustments — Adjustments for Reorganization Events” on page P-23) that is a listed equity security is principally traded, as determined by the calculation agent.
      If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal (but you will still receive any accrued but unpaid interest in cash).
Hypothetical Examples
      Set forth below are hypothetical examples of the calculation of the aggregate redemption amount of your securities. Because the aggregate redemption amount is equal to the sum of the redemption amounts with respect to each of the twenty constituent stocks of the Claymore YieldStream Energy 10, it is not possible to describe all of the possible outcomes. For purposes of these examples we have assumed the following with respect to each constituent stock of the Claymore YieldStream Energy 10:
      Hypothetical initial stock price: $100
      Hypothetical knock-in price: $80 (20% below the hypothetical initial stock price)
      Share multiplier on the valuation date: 1.0
      Example 1 — The two graphs below illustrate the effect on the redemption amount of the occurrence of a knock-in event with respect to one or more constituent stocks of the Claymore YieldStream Energy 10. The hypothetical final stock prices for the constituent stocks of the Claymore YieldStream Energy 10 are the same in both graphs; however, the first graph assumes that a knock-in event has not occurred with respect to any constituent stock during the term of the securities and the second graph assumes that a knock-in event has not occurred with respect to any constituent stock during the term of the securities.
      As indicated in the above graph, none of the constituent stocks of the Claymore YieldStream Energy 10 have declined to or below the knock-in price during the term of the securities even though some of those constituent stocks of the Claymore YieldStream Energy 10 (as represented by constituent stocks A, C, E, H and J) have final stock prices that are below their initial stock prices. Because no knock-in event has occurred, there is no reduction in the redemption amount. Thus, the hypothetical payment at maturity would be $10, representing a $1 redemption amount for each stock in the basket. There is also no effect on your redemption amount because of appreciation in the hypothetical stock price. Constituent stock I is an example of a stock that has appreciated 30% from its hypothetical initial stock price, yet the redemption amount remains $1 with respect to that constituent stock. In addition, you would receive interest at an expected rate of 12.50% to 13.50% (to be determined on the trade date) over the term of the securities.

      In the example depicted in the graph above, some of the constituent stocks of the Claymore YieldStream Energy 10 have declined to their respective knock-in price during the term of the securities (as represented by constituent stocks B, C, F, I and J). For those constituent stocks of the Claymore YieldStream Energy 10 that did not experience a knock-in event there is no reduction in the redemption amount (as represented by constituent stocks A, D, E, G and H). Thus, the redemption amount for each such constituent stock is $1. For those constituent stocks of the Claymore YieldStream Energy 10 that have declined to their knock-in prices during the term of the securities, the redemption amount will depend on the hypothetical final stock price. For the knocked-in constituent stocks of the Claymore YieldStream Energy 10 for which the hypothetical final stock price is below its initial value (as represented by constituent stocks C and J), the redemption amount will be less than $1 in proportion to the decline in the hypothetical final stock price of that constituent stock. For the knocked-in constituent stocks of the Claymore YieldStream Energy 10 for which the hypothetical final stock price is at or above its initial value (as represented by constituent stocks B, F and I), the redemption amount for those constituent stocks is $1 per such stock. As noted above, a hypothetical final stock price in excess of the initial stock price does not increase your redemption amount, regardless of whether a knock-in event has occurred. As a result, in this example, the payment at maturity would be equal to $9.75. In addition, you would receive interest at an expected rate of 12.50% to 13.50% (to be determined on the trade date) over the term of your securities.
      Example 2 — The tables below provide matrices to illustrate a range of potential redemption amounts, based on a range of percentage changes for the constituent stocks of the Claymore YieldStream Energy 10 (i.e., from its initial stock price to its final stock price), and assuming in each case that a knock-in event has occurred with respect to the applicable number of constituent stocks. The range of percentage changes are: 10%, -10%,

-25%, -50%, -75% and -100%. The tables show the redemption amount that would result if 0, 1, 2, 5 or all 10 constituent stocks were to experience such a percentage decline.

Number of	Hypothetical		Hypothetical		Hypothetical
Constituent	Change in	Hypothetical	Change in	Hypothetical	Change in	Hypothetical
Stocks	Constituent	Payment at	Constituent	Payment at	Constituent	Payment at
Knocked-in	Stock Price	Maturity	Stock Price	Maturity	Stock Price	Maturity

0	10%	$10.00	-10%	$10.00	-25%	$10.00
1	10%	$10.00	-10%	$9.90	-25%	$9.75
2	10%	$10.00	-10%	$9.80	-25%	$9.50
5	10%	$10.00	-10%	$9.50	-25%	$8.75
10	10%	$10.00	-10%	$9.00	-25%	$7.50

Number of	Hypothetical		Hypothetical		Hypothetical
Constituent	Change in	Hypothetical	Change in	Hypothetical	Change in	Hypothetical
Stocks	Constituent	Payment at	Constituent	Payment at	Constituent	Payment at
Knocked-in	Stock Price	Maturity	Stock Price	Maturity	Stock Price	Maturity

0	-50%	$10.00	-75%	$10.00	-100%	$10.00
1	-50%	$9.50	-75%	$9.25	-100%	$9.00
2	-50%	$9.00	-75%	$8.50	-100%	$8.00
5	-50%	$7.50	-75%	$6.25	-100%	$5.00
10	-50%	$5.00	-75%	$2.50	-100%	$0.00
      Because the constituent stocks of the Claymore YieldStream Energy 10 will not move in tandem, this table is provided for illustration only. Because there are ten constituent stocks in the basket, it is impossible to predict all of the possible variations and combinations of hypothetical final stock prices. A number of different scenarios could lead to a redemption amount of $9.50 in addition to the example provided in the second graph in Example 1 above. Investors should be aware that your redemption amount will be affected by knock-in events and by final stock prices that are below the initial stock prices for those knocked-in stocks, and these events may occur in a variety of ways resulting in differing redemption amounts.
Who should or should not consider an investment in the securities?
      We have designed the securities for investors who are willing to make an investment that is contingently exposed to the full downside performance risk of each of the constituent stocks of the Claymore YieldStream Energy 10 and the potential loss of some or all of the value of their principal, who do not expect to participate in any appreciation in the market prices of the constituent stocks and who are willing to receive a cash payment linked, in part, to the market prices of shares of the constituent stocks as the return on their investment if a knock-in event occurs with respect to one or more of the constituent stocks during the term of the securities and the final stock price of any such constituent stock is less than its initial stock price. In exchange for the potential downside exposure to the constituent stocks of the Claymore YieldStream Energy 10 described in the preceding sentence, investors in the securities will receive interest on the securities at a rate expected to be between 12.50% and 13.50% per year (to be determined on the trade date).
      The securities are not designed for, and may not be a suitable investment for, investors who are unwilling to make an investment that is exposed (or contingently exposed) to the full downside performance risks of the constituent stocks of the Claymore YieldStream Energy 10. The securities are also not designed for, and may not be a suitable investment for, investors who seek the full upside appreciation in the market prices of the constituent stocks. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings, or who are unable or unwilling to hold the securities to maturity.
What will I receive if I sell the securities prior to maturity?
      The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the market prices of the constituent stocks of the Claymore YieldStream Energy 10, dividend yields on the constituent stocks, the time remaining to maturity of the securities, interest and yield rates in the market and the volatility of the market prices of the constituent stocks. The securities are 100% principal protected only if held to maturity and either (i) no knock-in event occurs with respect to any constituent stock of the Claymore YieldStream Energy 10 during the term of the securities or (ii) a knock-in event occurs with respect to one or more constituent stocks of the Claymore YieldStream Energy 10, but the final stock price of each of such constituent stocks is greater than the initial stock price of each of such constituent stocks. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than the principal amount in any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-11.
What is the Claymore YieldStream Energy 10?
      The Claymore YieldStream Energy 10 is a basket of 10 equally weighted common stocks selected by Claymore Securities, Inc. The constituent stocks each represent the energy sector. The basket is intended to include stocks that, if each such stock were linked to a single-stock reverse convertible security, would provide income that is higher than a traditional debt security of the same or a similarly related issuer.
      Provided below is a brief description of the Constituent Stock Issuers obtained from publicly available information published by each constituent Stock Issuer:
      Peabody Energy Incorporated is the largest private-sector coal company in the world. During the year ended December 31, 2006, Peabody Energy Incorporated sold coal to over 400 electricity generating and industrial plants in 20 countries.
      Helix Energy Solutions Group, Inc. is an international offshore energy company that provides development solutions and other key services to the open energy market as well as to its own oil and gas properties.
      Quicksilver Resources Inc. is a Fort Worth, Texas-based independent oil and gas company engaged in the development and production of natural gas, natural gas liquids and crude oil, which it attains through a combination of developmental drilling, exploitation and property acquisitions.
      Marathon Oil Corporation’s operations consist of three operating segments: 1) Exploration and Production; 2) Refining, Marketing and Transportation; and 3) Integrated Gas.
      Pride International, Inc. is a leading international provider of contract drilling and related services to oil and natural gas companies worldwide, operating offshore and on land.
      Patterson-UTI Energy, Inc. provides pressure pumping services to oil and natural gas operators primarily in the Appalachian Basin. Patterson-UTI Energy, Inc. also provides drilling fluids, completion fluids and related services to oil and natural gas operators offshore in the Gulf of Mexico and on land in Texas, Southeastern New Mexico, Oklahoma and the Gulf Coast
      Natural Oilwell Varco is a leading worldwide provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry.
      Valero Energy Corporation owns and operates 18 refineries located in the United States, Canada, and Aruba that produce premium, environmentally clean refined products, gasoline meeting the specifications of the California Air Resources Board (CARB), CARB diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel, and oxygenates (liquid hydrocarbon compounds containing oxygen).
      W-H Energy Services, Inc. is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas, with operations in North America and select areas internationally.

      The Williams Companies, Inc. primarily finds, produces, gathers, processes and transports natural gas, with operations concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. The Williams Companies, Inc. also manages a wholesale power business.
      You should independently investigate the Constituent Stock Issuers and decide whether an investment in the securities linked to the constituent stocks of the Claymore YieldStream Energy 10 is appropriate for you.
      Because the constituent stocks of the Claymore YieldStream Energy 10 are registered under the Securities Exchange Act of 1934, as amended (the Exchange Act), the Constituent Stock Issuers are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the SEC). Information provided to or filed with the SEC by the Constituent Stock Issuers can be located by reference to SEC file numbers 001-32936 (Peabody Energy Incorporated), 001-32936 (Helix Energy Solutions Group, Inc.), 001-14837 (Quicksilver Resources Inc.), 001-05153 (Marathon Oil Corporation), 001-13289 (Pride International, Inc.), 000-22664 (Patterson-UTI Energy, Inc.), 001-12317 (National Oilwell Varco, Inc.),
001-13175 (Valero Energy Corporation), 001-31346 (W-H Energy Services, Inc.) and 001-04174 (The Williams Companies, Inc.) and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s website. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the constituent stocks of the Claymore YieldStream Energy 10 may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see “The Claymore YieldStream Energy 10 — The Constituent Stock Issuers” beginning on page P-26.
What are the Constituent Stock Issuers’ role in the securities?
      None of the Constituent Stock Issuers have any obligations relating to the securities or amounts to be paid to you, including no obligation to take the needs of Eksportfinans or of holders of the securities into consideration for any reason. The Constituent Stock Issuers will not receive any of the proceeds of the offering of the securities, are not responsible for, and have not participated in, the offering of the securities and are not responsible for, and will not participate in, the determination or calculation of either the redemption amount with respect to any constituent stock of the Claymore YieldStream Energy 10 or the aggregate redemption amount with respect to the securities. Eksportfinans is not affiliated with any of Constituent Stock Issuers.
How have the constituent stocks of the Claymore YieldStream Energy 10 performed historically?
      You can find a table with the high, low and closing prices per share of the constituent stocks of the Claymore YieldStream Energy 10 during each calendar quarter from calendar year 2003 to the present in the section entitled “The Claymore YieldStream Energy 10 — Historical Data” beginning on page P-28. We obtained the historical information from Bloomberg Financial Markets, without independent verification. You should not take the past performance of the constituent stocks of the Claymore YieldStream Energy 10 as an indication of how the constituent stocks will perform in the future.
What about taxes?
      There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the securities or similar instruments and the characterization of the securities for U.S. federal income tax purposes is uncertain. Pursuant to the terms of the securities, you agree to treat the securities as income-bearing financial contracts under which you will be required to treat the income payable on the securities as ordinary income. You will be required to characterize the securities for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the United States Internal Revenue Service (the IRS) successfully argues that the securities should be treated differently, the timing and character of income on the securities may be affected. We are not requesting a ruling from the IRS with respect to the securities, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement and in the accompanying prospectus supplement and prospectus under “Taxation in the United States”.

Will the securities be listed on a stock exchange?
      The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” on page P-11.
Are there any risks associated with my investment?
      Yes, an investment in the securities is subject to significant risks, including the risk of loss of some or all of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-10.

RISK FACTORS
      An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement. The securities are a riskier investment than ordinary debt securities. Also, the securities are not equivalent to investing directly in the constituent stocks of the Claymore YieldStream Energy 10 to which the securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.
Your investment may result in a loss of some or all of your principal
      Unlike standard senior non-callable debt securities, the securities do not guarantee the return of the principal amount at maturity. With an investment in the securities, you bear the risk of losing some or all of the value of your principal if a knock-in event for one or more constituent stocks of the Claymore YieldStream Energy 10 occurs during the term of the securities and the final stock price of any such constituent stock is less than its initial stock price. Under these circumstances, for each security you hold, the aggregate redemption amount you will receive will be less than the principal amount per security, because the redemption amount for each constituent stock of the Claymore YieldStream Energy 10 for which these circumstances do not apply will be $1 and the redemption amount for each constituent stock of the Claymore YieldStream Energy 10 for which these circumstances apply will be a cash payment equal to (i) $1 multiplied by (ii) the final stock price of the constituent stock divided by the initial stock price of the constituent stock. Accordingly, if a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 during the term of the securities (i.e., the market price of any such constituent stock has declined to or below the knock-in price for such constituent stock during the term of the securities) and the final stock price of such constituent stock is less than its initial stock price, you will lose some or all of the value of the principal amount of your securities. Your principal protection is contingent and, therefore, your principal will be protected only if you hold your securities until maturity and either a knock-in event never occurs during the term of the securities with respect to any constituent stock of the Claymore YieldStream Energy 10 or, if a knock-in event occurs during the term of the securities with respect to any constituent stock of the Claymore YieldStream Energy 10, the final stock price for that constituent stock is greater than the initial stock price for that constituent stock.
Your yield may be lower than the yield on a standard debt security of comparable maturity
      The yield that you will receive on your securities, which could be negative if a knock-in event for one or more constituent stocks of the Claymore YieldStream Energy 10 occurs during the term of the securities and the final stock price for any such constituent stock is less than its initial stock price, may be less than the return you could earn on other investments. The aggregate redemption amount per security will not be greater than the principal amount of your securities. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Owning the securities is not the same as owning the constituent stocks of the Claymore YieldStream Energy 10
      Your return will not reflect the return you would realize if you actually owned and held the constituent stocks of the Claymore YieldStream Energy 10 for a similar period because the aggregate redemption amount per security will never exceed the principal amount of your securities and will be determined without taking into consideration the value of any dividends that may be paid on the constituent stocks. The securities represent senior unsecured obligations of ours and do not represent or convey any rights of ownership in the constituent stocks of the Claymore YieldStream Energy 10. In addition, you will not receive any dividend payments or other distributions on the constituent stocks of the Claymore YieldStream Energy 10, and as a holder of the securities, you will not have voting rights or any other rights that holders of the constituent stocks may have. If the return on the constituent stocks of the Claymore YieldStream Energy 10 over the term of the securities exceeds the principal amount of the securities and the interest payments you receive, your return on the securities at maturity will be less than the return on a direct investment in the constituent stocks without taking into account taxes and other costs related to such a direct investment. If the market prices of the constituent stocks of the Claymore YieldStream Energy 10 increase above the initial stock prices during the term of the securities, the market value of the securities will not increase by the same amount. It is also possible for the market prices of the constituent stocks to increase while the market value of the securities declines.
There may not be an active trading market for the securities
      The securities will not be listed or displayed on any securities exchange or any electronic communication network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the level of the Index. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.
      Wachovia Capital Markets, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wachovia Capital Markets, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.
Many factors affect the market value of the securities
      The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. We expect that the market value of the securities will depend substantially on the market prices of the constituent stocks of the Claymore YieldStream Energy 10 at any time during the term of the securities relative to their respective initial stock prices. If you choose to sell your securities when the market prices of the constituent stocks of the Claymore YieldStream Energy 10 exceed or are equal to their respective initial stock prices, you may receive substantially less than the amount that would be payable at maturity based on this market price because of the expectation that the market prices of the constituent stocks will continue to fluctuate until the final stock prices are determined and the risk that a knock-in event with respect to any constituent stock of the Claymore YieldStream Energy 10 will occur. In addition, we believe that other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in market prices) of the constituent stocks of the Claymore YieldStream Energy 10 and in particular market expectations regarding the volatility of the constituent stocks;

•	any positive correlation among the constituent stocks of the Claymore YieldStream Energy 10;

•	interest rates generally as well as changes in interest rates and the yield curve;

•	the dividend yields on the constituent stocks of the Claymore YieldStream Energy 10;

•	the time remaining to maturity;

•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market; and

•	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that affect stock markets in general and that may affect the Constituent Stock Issuers and the market prices of the constituent stocks.

Correlation among the constituent stocks of the Claymore YieldStream Energy 10 may affect the value of the securities
      The Claymore YieldStream Energy 10 was constructed to provide diversification across the energy sector. To the extent that the constituent stocks in the Claymore YieldStream Energy 10 all move in the same direction (i.e., are highly correlated), investors will lose some of the intended benefit of the diversification.
There are risks associated with a sector investment
      The performance of the securities is dependent upon the performance of ten issuers in a particular sector of the economy — namely, the energy industry. Consequently, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence than an investment in a more broadly diversified group of issuers. In particular, the value of the constituent stocks of the Claymore YieldStream Energy 10 and the securities may be affected by the outbreak, continuation, escalation or cessation of international conflicts or terrorist acts.
We and our affiliates have no affiliation with the Constituent Stock Issuers and are not responsible for their public disclosure of information
      We and our affiliates are not affiliated with any of the Constituent Stock Issuers in any way and have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the redemption amount with respect to any constituent stock of the Claymore YieldStream Energy 10, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them.
      Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of any of the Constituent Stock Issuers. None of the money you pay for your securities will go to any of the Constituent Stock Issuers. Since the Constituent Stock Issuers are not involved in the offering of the securities in any way, they have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Constituent Stock Issuers may take actions that will adversely affect the market value of the securities.
      This pricing supplement relates only to the securities and does not relate to the constituent stocks of the Claymore YieldStream Energy 10. We have derived the information about the Constituent Stock Issuers in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the Constituent Stock Issuers in connection with the offering of the securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Constituent Stock Issuers contained in this pricing supplement. Furthermore, we do not know whether the Constituent Stock Issuers have disclosed all events occurring before the date of this pricing supplement  — including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market prices of the constituent stocks of the Claymore YieldStream Energy 10 and, therefore, the initial stock price and the final stock prices of the constituent stocks that the calculation agent will use to determine the redemption amount with respect to any constituent stock of the Claymore YieldStream Energy 10 or the aggregate redemption amount with respect to your securities. You, as an investor in the securities, should make your own investigation of the Constituent Stock Issuers.
Historical performances of the constituent stocks of the Claymore YieldStream Energy 10 should not be taken as an indication of their future performance during the term of the securities
      It is impossible to predict whether the market prices of the constituent stocks of the Claymore YieldStream Energy 10 will rise or fall. The constituent stocks have performed differently in the past and are expected to perform differently in the future. The market prices of the constituent stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the Constituent Stock Issuers. You should refer to “The Claymore YieldStream Energy 10” beginning on page P-26 for a description of the Constituent Stock Issuers and historical data on the constituent stocks of the Claymore YieldStream Energy 10.

You have limited antidilution protection
      Wachovia Capital Markets, LLC, as calculation agent for your securities, will, in its sole discretion, adjust the share multipliers for certain events affecting the constituent stocks of the Claymore YieldStream Energy 10, such as stock splits and stock dividends, and certain other corporate actions involving the Constituent Stock Issuers, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the constituent stocks of the Claymore YieldStream Energy 10. For example, the calculation agent is not required to make any adjustments to a share multiplier if a Constituent Stock Issuer or anyone else makes a partial tender or partial exchange offer for a constituent stock of the Claymore YieldStream Energy 10. Consequently, this could affect the calculation of the redemption amount with respect to a constituent stock of the Claymore YieldStream Energy 10 and the market value of the securities. You should refer to “Additional Information — Antidilution Adjustments” beginning on page P-20 for a description of the general circumstances in which the calculation agent will make adjustments to the share multiplier.
Hedging transactions may affect the return on the securities
      As described below under “Use of Proceeds and Hedging” on page P-34, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing the constituent stocks of the Claymore YieldStream Energy 10, futures or options on the constituent stocks of the Claymore YieldStream Energy 10 or other derivative instruments with returns linked or related to changes in the market prices of the constituent stocks of the Claymore YieldStream Energy 10, and our hedging counterparties may adjust these hedges by, among other things, purchasing or selling the constituent stocks of the Claymore YieldStream Energy 10, futures, options or other derivative instruments with returns linked to the constituent stocks of the Claymore YieldStream Energy 10 at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of the constituent stocks of the Claymore YieldStream Energy 10 and, therefore, the market value of the securities. It is possible that our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.
The inclusion of commissions and projected profits from hedging in the initial public offering price is likely to adversely affect secondary market prices for the securities
      Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wachovia Capital Markets, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wachovia Capital Markets, LLC, as a result of dealer discounts, mark-ups or other transactions.
The calculation agent may postpone the valuation date with respect to any constituent stock of the Claymore YieldStream Energy 10 and, therefore, the determination of the final stock price of that constituent stock and the maturity date if a market disruption event with respect to any constituent stock occurs on the valuation date
      The valuation date and, therefore, the determination of the final stock price of a constituent stock of the Claymore YieldStream Energy 10 may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date. If a postponement occurs, the calculation agent will use the closing price per share of the affected constituent stock on the next succeeding trading day on which no market disruption event occurs or is continuing. As a result, the maturity date for the securities would also be postponed. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market prices of the constituent stocks of the Claymore YieldStream Energy 10 resulting from the postponement of the valuation date. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-18.

Potential conflicts of interest could arise
      Wachovia Capital Markets, LLC and its affiliates expect to engage in trading activities related to the constituent stocks of the Claymore YieldStream Energy 10, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the value of the Claymore YieldStream Energy 10 or any successor indices  — directly or indirectly by affecting the price of the constituent stocks — and, therefore, the market value of the securities and payment at maturity. Wachovia Capital Markets, LLC may also issue or underwrite, securities or financial or derivative instruments with returns linked to changes in the value of the Claymore YieldStream Energy 10, any successor index or one or more of its constituent stocks. These trading activities may present a conflict between your interest in your securities and the interests that Wachovia Capital Markets, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the constituent stocks of the Claymore YieldStream Energy 10, could be adverse to your interests as a holder of the securities.
      Wachovia Capital Markets, LLC or its affiliates may presently or from time to time engage in business with us or one or more of the Constituent Stock Issuers. This business may include extending loans to, or making equity investments in, the Constituent Stock Issuers or providing advisory services to the Constituent Stock Issuers, including merger and acquisition advisory services. In the course of business, Wachovia Capital Markets, LLC or its affiliates may acquire non-public information relating to the Constituent Stock Issuers and, in addition, one or more affiliates of Wachovia Capital Markets, LLC may publish research reports about the Constituent Stock Issuers. We do not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the Constituent Stock Issuers. Any prospective purchaser of the securities should undertake an independent investigation of the Constituent Stock Issuers as in its judgment is appropriate to make an informed decision regarding an investment in the securities.
Tax consequences are uncertain
      You should consider the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Taxation in the United States” in this pricing supplement and in the accompanying prospectus supplement and prospectus.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified currency:	U.S. dollars

Principal Amount:	$10

Agent:	Wachovia Capital Markets, LLC

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	August [●], 2007

Original Issue Date:	September [●], 2007

Maturity Date:	March 5, 2008

If the valuation date with respect to any constituent stock of the Claymore YieldStream Energy 10 is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

Fixed Rate Securities:	Yes. The securities will bear interest at a rate expected to be between 12.50% and 13.50% per annum (to be determined on the trade date), to be payable monthly.

Interest Payment Date:	The 5th of each month, beginning October 5, 2007 up to and including the maturity date.

If the maturity date is postponed due to a postponement of the valuation date, we will pay interest on the maturity date as postponed rather than on the scheduled maturity date, but no interest will accrue on the securities or on such payment during the period from or after the scheduled maturity date.

The regular record dates will be the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date. For the purpose of determining the holder at the close of business on a day that is not a business day, the close of business will mean 5:00 P.M. in the City of New York, on that day.

Valuation Date:	February 27, 2008. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing with respect to any constituent stock of the Claymore YieldStream Energy 10, then the valuation date with respect to that constituent stock will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing with respect to that constituent stock.

If the valuation date with respect to any constituent stock of the Claymore YieldStream Energy 10 is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

Constituent Stocks of the Claymore YieldStream Energy 10:	The common stocks of the following ten companies: Peabody Energy Incorporated., Helix Energy Solutions Group, Inc., Quicksil-

ver Resources Inc., Marathon Oil Corporation., Pride International, Inc., Patterson-UTI Energy, Inc., National Oilwell Varco, Inc., Valero Energy Corporation, W-H Energy Services, Inc. and The Williams Companies, Inc., each of which we refer to as a Constituent Stock Issuer and collectively as the Constituent Stock Issuers. The Constituent Stock Issuers have no obligations relating to, and do not sponsor or endorse, the securities.

Payment at Maturity:	On the maturity date, for each security you hold, you will receive a payment equal to the aggregate redemption amount, plus any accrued but unpaid interest in cash. The aggregate redemption amount is equal to the sum of the redemption amounts with respect to each constituent stock of the Claymore YieldStream Energy 10, and will be a cash payment equal to the principal amount of your securities, unless:

(a) a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10; and

(b) the final stock price of any constituent stock of the Claymore YieldStream Energy 10 with respect to which a knock-in event has occurred is less than the initial stock price of that constituent stock.

The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) did not occur will be $1. The redemption amount with respect to each constituent stock of the Claymore YieldStream Energy 10 for which the conditions described in (a) and (b) occurred will be an amount in cash equal to (i) $1 multiplied by (ii) the final stock price of that constituent stock divided by the initial stock price of that constituent stock.

If a knock-in event has occurred with respect to one or more of the constituent stocks of the Claymore YieldStream Energy 10 and the final stock price of any such constituent stock is less than its initial stock price, you will lose some or all of your principal.

Initial Stock Price:	For each constituent stock of the Claymore YieldStream Energy 10, the closing price per share of that constituent stock on the trade date.

Final Stock Price:	For each constituent stock of the Claymore YieldStream Energy 10, as determined by the calculation agent, the closing price per share of that constituent stock multiplied by the Share Multiplier of that constituent stock, each as of the valuation date.

Knock-In Event:	With respect to any constituent stock of the Claymore YieldStream Energy 10, a knock-in event will occur if, as determined by the calculation agent, the market price of that constituent stock multiplied by the share multiplier of that constituent stock has fallen to or below the knock-in price of that constituent stock at any time during regular business hours of the relevant exchange on any trading day from the first trading day following the trade date to and including the valuation date.

Knock-In Price:	For each constituent stock of the Claymore YieldStream Energy 10, 80% of the initial stock price for that constituent stock (to be determined by the calculation agent on the trade date) as follows: Peabody Energy Incorporated, $[●]; Helix Energy Solutions Group, Inc., $[●]; Quicksilver Resources Inc., $[●]; Marathon Oil Corporation, $[●]; Pride International, Inc., $[●]; Patterson-UTI Energy, Inc., $[●]; National Oilwell Varco, inc., $[●]; Valero Energy Corporation, $[●]; W-H Energy Services, Inc., $[●]; The Williams Companies, Inc., $[●].

Share Multiplier:	1.0 for each constituent stock of the Claymore YieldStream Energy 10, subject to adjustment for certain corporate events relating to the relevant constituent Stock Issuer described in this pricing supplement under “Additional Information — Antidilution Adjustments”.

Closing Price:	The closing price for one share of a constituent stock of the Claymore YieldStream Energy 10 (or one unit of any other security for which a closing price must be determined) on any trading day means:

•	if the constituent stock of the Claymore YieldStream Energy 10 (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the constituent stock (or any such other security) is listed or admitted to trading, or

•	if the constituent stock of the Claymore YieldStream Energy 10 (or any such other security) is a security of the NASDAQ Global Market (and provided that the NASDAQ Global Market is not then a national securities exchange), the NASDAQ official closing price published by The NASDAQ Stock Market, Inc. on such day, or

•	if the constituent stock of the Claymore YieldStream Energy 10 (or any such other security) is neither listed or admitted to trading on any national securities exchange nor a security of the NASDAQ Global Market but is included in the OTC Bulletin Board (the OTC Bulletin Board) operated by the National Association of Securities Dealers, Inc. (the NASD), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the constituent stock of the Claymore YieldStream Energy 10 (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the NASDAQ Global Market but the last reported sale price or NASDAQ official closing price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of that constituent stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ Global Market or the OTC Bulletin Board on such day.

If the last reported sale price or NASDAQ official closing price, as applicable, for a constituent stock of the Claymore YieldStream Energy 10 (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for that constituent stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term security of the NASDAQ Global Market will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Market Price:	For each constituent stock of the Claymore YieldStream Energy 10, on any trading day and at any time during the regular business hours of the relevant exchange, the latest reported sale price of that constituent stock (or any other security for which a market price must be determined) on that relevant exchange at that time, as determined by the calculation agent.

Relevant Exchange:	For each constituent stock of the Claymore YieldStream Energy 10, the primary U.S. securities exchange or organized market of trading for the constituent stock. If a reorganization event has occurred, the relevant exchange will be the stock exchange or securities market on which the distribution property (as defined below under “Additional Information — Antidilution Adjustments — Adjustments for Reorganization Events” on page P-23) that is a listed equity security is principally traded, as determined by the calculation agent. The relevant exchange for each constituent stock of the Claymore YieldStream Energy 10 at the date hereof is set forth below:

Peabody Energy Incorporated	NYSE
Helix Energy Solutions Group, Inc.	NYSE
Quicksilver Resources Inc.	NYSE
Marathon Oil Corporation	NYSE
Pride International, Inc.	NYSE
Patterson-UTI Energy, Inc.	NASDAQ
National Oilwell Varco, Inc.	NYSE
Valero Energy Corporation	NYSE
W-H Energy Services, Inc.	NYSE
The Williams Companies, Inc.	NYSE

Market Disruption Event:	A market disruption event means the occurrence or existence of any of the following events:

•	a suspension, absence or material limitation of trading in a constituent stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	a suspension, absence or material limitation of trading in option or futures contracts relating to a constituent stock of the Claymore YieldStream Energy 10, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	a constituent stock of the Claymore YieldStream Energy 10 does not trade on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or what was the primary market for that constituent stock, as determined by the calculation agent in its sole discretion; or

•	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

•	a limitation on the hours or number of days of trading in a constituent stock of the Claymore YieldStream Energy 10 on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to a constituent stock of the Claymore YieldStream Energy 10.

For this purpose, an absence of trading in the primary securities market on which option or futures contracts relating to a constituent stock of the Claymore YieldStream Energy 10, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to a constituent stock of the Claymore YieldStream Energy 10, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to those contracts; or

•	a disparity in bid and asked quotes relating to those contacts will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to that constituent stock in the primary market for those contracts.

Antidilution Adjustments:	The share multiplier of each constituent stock of the Claymore YieldStream Energy 10 is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this pricing supplement under “Additional Information — Antidilution Adjustments”. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page P-12.

Calculation Agent:	Wachovia Capital Markets, LLC

Business Day:	For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:	For purposes of this issuance, a trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the NASDAQ Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$10 and integral multiples of $10 in excess thereof

Form of Securities:	Book-entry

Events of Default and Acceleration:	If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

      The securities are not renewable notes, index linked notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. We intend to take the position that the securities will not be issued with Original Issue Discount. See “Taxation in the United States” for a complete discussion of the tax consequences of the securities. In addition, there is no optional redemption or extension of maturity in connection with the securities.
      Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

ADDITIONAL INFORMATION
Antidilution Adjustments
      The share multiplier of each constituent stock of the Claymore YieldStream Energy 10 is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the market value of your securities. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page P-12.

How adjustments will be made
      If one of the events described below occurs with respect to a constituent stock of the Claymore YieldStream Energy 10 and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of that constituent stock, the calculation agent will calculate a corresponding adjustment to the share multiplier as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share multiplier will be adjusted by the calculation agent by multiplying the existing share multiplier by a fraction whose numerator is the number of shares of the constituent stock of the Claymore YieldStream Energy 10 outstanding immediately after the stock split and whose denominator is the number of shares of the constituent stock outstanding immediately prior to the stock split. Consequently, the share multiplier will be adjusted to double the prior share multiplier, due to the corresponding decrease in the market price of the constituent stock.
      The calculation agent will also determine the effective date of that adjustment, and the replacement of a constituent stock of the Claymore YieldStream Energy 10, if applicable, in the event of consolidation or merger or certain other events in respect of a constituent Stock Issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the issuing and paying agent, stating the adjustment to the share multiplier. The calculation agent will not be required to make any adjustments to the share multiplier after the close of business on the fifth trading day immediately prior to the maturity date. In no event, however, will an antidilution adjustment to a share multiplier during the term of the securities be deemed to change the principal amount per security, which is fixed at $10.
      If more than one event requiring adjustment occurs with respect to a constituent stock of the Claymore YieldStream Energy 10, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis.
      Thus, having made an adjustment for the first event, the calculation agent will adjust the share multiplier for the second event, applying the required adjustment to the share multiplier as already adjusted for the first event, and so on for any subsequent events.
      For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust a share multiplier unless the adjustment would result in a change to the share multiplier then in effect of at least 0.1%. The share multiplier resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.
      If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your securities that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.
      The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.
      No adjustments will be made for certain other events, such as offerings of common stock by a constituent Stock Issuer for cash or in connection with the occurrence of a partial tender or exchange offer for a constituent stock of the Claymore YieldStream Energy 10 by its constituent Stock Issuer.
      The following events are those that may require an antidilution adjustment of a share multiplier:

•	a subdivision, consolidation or reclassification of a constituent stock of the Claymore YieldStream Energy 10 or a distribution or dividend of a constituent stock to existing holders of the constituent stock by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of a constituent stock of the Claymore YieldStream Energy 10 of:

•	shares of the constituent stock,

•	other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of its constituent Stock Issuer equally or proportionately with such payments to holders of the constituent stock, or

•	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

•	the declaration by a Constituent Stock Issuer of an extraordinary or special dividend or other distribution whether in cash or shares of the constituent stock or other assets;

•	a repurchase by a Constituent Stock Issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	any other similar event that may have a dilutive or concentrative effect on the market price of a constituent stock of the Claymore YieldStream Energy 10; and

•	a consolidation of a Constituent Stock Issuer with another company or merger of its constituent Stock Issuer with another company.

Stock Splits and Reverse Stock Splits
      A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.
      A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.
      If a constituent stock of the Claymore YieldStream Energy 10 is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the share multiplier to equal the product of the prior share multiplier and the number of shares issued in such stock split or reverse stock split with respect to one share of the constituent stock.

Stock Dividends
      In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.
      If a constituent stock of the Claymore YieldStream Energy 10 is subject to a stock dividend payable in shares of that constituent stock that is given ratably to all holders of shares of the constituent stock, then once the dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the sum of the prior share multiplier plus the product of:

•	the number of shares issued with respect to one share of the constituent stock, and

•	the prior share multiplier.
      The ex-dividend date for any dividend or other distribution is the first day on and after which a constituent stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions
      The share multiplier will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to a constituent stock of the Claymore YieldStream Energy 10, other than:

•	stock dividends described above,

•	issuances of transferable rights and warrants as described in “— Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “— Reorganization Events” beginning on page P-23, and

•	extraordinary dividends described below.
      An extraordinary dividend means each of (a) the full amount per share of a constituent stock of the Claymore YieldStream Energy 10 of any cash dividend or special dividend or distribution that is identified by its constituent Stock Issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the constituent Stock Issuer as an extraordinary or special dividend or distribution) distributed per share of a constituent stock over the immediately preceding cash dividend or other cash distribution, if any, per share of the constituent stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this pricing supplement, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the closing price of the constituent stock on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the constituent stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such closing price, the base closing price) and (c) the full cash value of any non-cash dividend or distribution per share of a constituent stock (excluding marketable securities, as defined below).
      If a constituent stock of the Claymore YieldStream Energy 10 is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the product of:

•	the prior share multiplier, and

•	a fraction, the numerator of which is the base closing price of the constituent stock of the Claymore YieldStream Energy 10 on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the base closing price of the constituent stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.
      Notwithstanding anything herein, the initiation by a constituent Stock Issuer of an ordinary dividend on its constituent stock of the Claymore YieldStream Energy 10 or any announced increase in the ordinary dividend on its constituent stock will not constitute an extraordinary dividend requiring an adjustment.
      To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on a constituent stock of the Claymore YieldStream Energy 10 that is a dividend payable in shares of that constituent stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of that constituent stock only as described in “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants
      If a constituent Stock Issuer issues transferable rights or warrants to all holders of a constituent stock of the Claymore YieldStream Energy 10 to subscribe for or purchase the constituent stock at an exercise price per share that is less than the closing price of the constituent stock on the trading day before the ex-dividend date for the issuance, then the share multiplier will be adjusted to equal the product of:

•	the prior share multiplier, and

•	a fraction, (1) the numerator of which will be the number of shares of the constituent stock of the Claymore YieldStream Energy 10 outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the constituent stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of the constituent stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the constituent stock (referred to herein as the additional shares) that the aggregate offering price of the total number of shares of the constituent stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.
      The number of additional shares will be equal to:

•	the product of (1) the total number of additional shares of the constituent stock of the Claymore YieldStream Energy 10 offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

•	the closing price of the constituent stock on the trading day before the ex-dividend date for the issuance.
      If the number of shares of the constituent stock of the Claymore YieldStream Energy 10 actually delivered in respect of the rights or warrants differs from the number of shares of the constituent stock offered in respect of the rights or warrants, then the share multiplier will promptly be readjusted to the share multiplier that would have been in effect had the adjustment been made on the basis of the number of shares of the constituent stock actually delivered in respect of the rights or warrants.

Reorganization Events
      Each of the following is a reorganization event:

•	a constituent stock of the Claymore YieldStream Energy 10 is reclassified or changed,

•	a Constituent Stock Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of its constituent stock of the Claymore YieldStream Energy 10 are exchanged for or converted into other property,

•	a statutory share exchange involving outstanding shares of a constituent stock of the Claymore YieldStream Energy 10 and the securities of another entity occurs, other than as part of an event described above,

•	a Constituent Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•	a Constituent Stock Issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or

•	a Constituent Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of its constituent stock of the Claymore YieldStream Energy 10.

Adjustments for Reorganization Events
      If a reorganization event occurs, then the calculation agent will adjust the share multiplier to reflect the amount and type of property or properties  — whether cash, securities, other property or a combination thereof — that a prior holder of the number of shares of a constituent stock of the Claymore YieldStream Energy 10 represented by its investment in the securities would have been entitled to in relation to an amount of shares of the constituent stock equal to what a holder of shares of the constituent stock would hold after the reorganization event has occurred. We refer to this new property as the distribution property.
      For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of shares of a constituent stock of the Claymore YieldStream Energy 10 may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of shares of the constituent stock that makes no election, as determined by the calculation agent in its sole discretion.
      If any reorganization event occurs, in each case as a result of which the holders of a constituent stock of the Claymore YieldStream Energy 10 receive any equity security listed on a national securities exchange or traded on the NASDAQ Global Market, which we refer to as a marketable security, other securities or other property, assets or cash, which we collectively refer to as exchange property, the amount payable upon exchange at maturity with respect to the principal amount of each security following the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the share multiplier will be determined in accordance with the following and, for purposes of certain calculations and determinations in respect of the securities, such as the determination of the final stock price and whether a knock-in event has occurred, the term constituent stock in this pricing supplement will be deemed to mean:

(a)	if the constituent stock of the Claymore YieldStream Energy 10 continues to be outstanding, the constituent stock (if applicable, as reclassified upon the issuance of any tracking stock) at the share multiplier in effect on the valuation date (taking into account any adjustments for any distributions described under paragraph (c)(1) below); and

(b)	for each marketable security received in such reorganization event, which we refer to as a new stock, including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the constituent stock of the Claymore YieldStream Energy 10, the number of shares of the new stock received with respect to one share of the constituent stock multiplied by the share multiplier for the constituent stock on the trading day immediately prior to the effective date of the reorganization event (the new stock share multiplier), as adjusted to the valuation date; and

(c)	for any cash and any other property or securities other than marketable securities received in such reorganization event, which we refer to as non-stock exchange property,

(1)	if the constituent stock of the Claymore YieldStream Energy 10 continues to be outstanding, a number of shares of the constituent stock, determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event, with an aggregate value equal to the share multiplier in effect for the constituent stock on such trading day multiplied by a fraction, the numerator of which is the value of the non-stock exchange property on such trading day and the denominator of which is the amount by which the closing price of the constituent stock exceeds the value of the non-stock exchange property on such trading day; and

the number of such shares of the constituent stock determined in accordance with this clause will be added at the time of such adjustment to the share multiplier calculated under (a) above,

(2)	if the constituent stock of the Claymore YieldStream Energy 10 is surrendered for exchange property that includes new stock:

(i) if the new stock is a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event with an aggregate value equal to (x) the new stock share multiplier as calculated under (b) above (without taking into account the additional shares in this provision) multiplied by (y) a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the constituent stock and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per share of the constituent stock, and

(ii) if the new stock is not a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the effective date of such reorganization event (or the following trading day if such day is not a trading day or if a market disruption event occurs or is continuing on such day) with an aggregate value equal to the new stock share multiplier in effect for the new stock on such trading day multiplied by a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the constituent stock and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per share of the constituent stock (and, by way of clarification, for purposes of determining whether a knock-in event has occurred beginning on the effective date of such reorganization event until the time of such determination, the cash value of the non-stock exchange property will be taken into account until the time of such determination), where the number of such shares of the new stock determined in accordance with this clause will be added to the new stock share multiplier as calculated under (b) above either at the time of such adjustment, in the case of clause (i) above, or on the date of determination of additional shares, in case of clause (ii) above, or

(3)	if the constituent stock of the Claymore YieldStream Energy 10 is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event, any marketable security of the surviving entity, which shall be chosen by the calculation agent in its sole discretion, or

(4)	if the constituent stock of the Claymore YieldStream Energy 10 is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event, and either such surviving entity has no marketable securities or there is no surviving entity (in each case, a reference basket event), an initially equal dollar weighted basket of three reference basket stocks (as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock exchange property multiplied by the share multiplier in effect for the constituent stock on the trading day immediately prior to the effective date of such reorganization event.
      If a reorganization event occurs with respect to a constituent stock of the Claymore YieldStream Energy 10 and the calculation agent adjusts the share multiplier to reflect the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new share multiplier. The calculation agent will do so to the same extent that it would make adjustments if the shares of the constituent stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of the constituent stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of the constituent stock.

      For example, if a Constituent Stock Issuer merges into another company and each share of that constituent stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the shares of the constituent stock will be adjusted to reflect two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the share multiplier to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were shares of the constituent stock. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares of the constituent stock (with no interest adjustment). Consequently, the final stock price will include the final value of the two shares of the surviving company and the cash.

Reference Basket Events
      Following the occurrence of a reference basket event described in paragraph (c)(4) above with respect to a constituent stock of the Claymore YieldStream Energy 10, the redemption amount with respect to that constituent stock will be determined by reference to reference basket stocks at the basket stock share multiplier then in effect for each such reference basket stock as determined in accordance with the following paragraph.
      The reference basket stocks will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such Index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (SIC code) as the relevant constituent Stock Issuer; provided, however, that a reference basket stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Eksportfinans or any of its affiliates that would materially limit the ability of Eksportfinans or any of its affiliates to hedge the securities with respect to that stock. In the event that three reference basket stocks cannot be identified from the S&P 500 Index by primary SIC code for which there is no trading restriction, the remaining reference basket stock(s) will be selected by the calculation agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC code for the relevant constituent Stock Issuer. Each reference basket stock will be assigned a basket stock share multiplier equal to the number of shares of such reference basket stock with a closing price on the effective date of such reorganization event equal to the product of (a) the value of the non-stock exchange property, (b) the share multiplier in effect for the constituent stock of the Claymore YieldStream Energy 10 on the trading day immediately prior to the effective date of such reorganization event and (c) 0.3333333.
Calculation agent
      We have initially appointed Wachovia Capital Markets, LLC as calculation agent. Unless there is manifest error, these determinations by the calculation agent shall be final and binding on us and the holders of the securities.

THE CLAYMORE YIELDSTREAM ENERGY 10
      The constituent stocks of the Claymore YieldStream Energy 10 were selected by Claymore and are intended to create a moderately diversified basket of energy stocks that:

(a)	includes constituent stocks which, if each such constituent stock were linked to a single stock reverse convertible security, each such reverse convertible security would provide a fixed income that is higher than a traditional debt security of the same or similarly rated issuer; and

(b)	seeks to reduce the risks typically associated with single stock reverse convertible securities by diversifying those risks across 10 equally-weighted stocks.
The First-Tier Selection Criteria
      The first-tier screening process is designed to identify for Claymore a universe of equity securities issuers within the energy sector for possible inclusion in a basket of single-name, knock-in reverse convertibles. The first-tier screening process is a top-down screen designed to eliminate stocks with liquidity and other risk concerns using filters such as ADTV, pending corporate actions and accessibility of hedging markets. As of July 23, 2007, this top-down screening reduced the number of eligible securities to approximately 60.
Claymore’s Second-Tier Selection Criteria
      Once the first-tier selection has narrowed the universe of potential Underlying Stocks, the remaining stocks are segregated into the various sub-industries within the energy sector. The seven sub-industries represented in the Claymore YieldStream Energy 10 are: Coal & Consumable Fuels, Integrated Oil & Gas, Oil & Gas Drilling, Oil & Gas Equipment & Services, Oil & Gas Exploration & Production, Oil & Gas Refining & Marketing, Oil & Gas Storage & Transportation.
      One to two stocks were selected from each sub-industry. Claymore evaluated certain fundamental financial information for each equity security, including consistency in sales and earnings growth as well as relatively strong cash flows and relative valuations within the sub-industry.
      The securities are not sponsored, endorsed or sold by Claymore Securities, Inc. or its parent or affiliates (Claymore). Claymore has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. Claymore makes no representation or warrant, express or implied, to any member of the public regarding the advisability of investment in securities generally or in securities particularly. Claymore makes no warranty, express or implied, as to the results to be obtained by owners of securities.
The Constituent Stock Issuers
      Provided below are brief descriptions of the Constituent Stock Issuers obtained from publicly available information published by the Constituent Stock Issuers.
      Peabody Energy Incorporated has disclosed that it is the largest private-sector coal company in the world. During the year ended December 31, 2006, Peabody Energy Incorporated sold coal to over 400 electricity generating and industrial plants in 20 countries.
      Helix Energy Solutions Group, Inc. has disclosed that it is an international offshore energy company that provides development solutions and other key services to the open energy market as well as to its own oil and gas properties.
      Quicksilver Resources Inc. has disclosed that it is a Fort Worth, Texas-based independent oil and gas company engaged in the development and production of natural gas, natural gas liquids and crude oil, which it attains through a combination of developmental drilling, exploitation and property acquisitions. Quicksilver Resources Inc.’s efforts are principally focused on unconventional reservoirs found in fractured shales, coal seams and tight sands.

      Marathon Oil Corporation’s has disclosed that its operations consist of three operating segments: 1) Exploration and Production; 2) Refining, Marketing and Transportation; and 3) Integrated Gas.
      Pride International, Inc. has disclosed that it is a leading international provider of contract drilling and related services to oil and natural gas companies worldwide, operating offshore and on land.
      Patterson-UTI Energy, Inc. has disclosed that it provides pressure pumping services to oil and natural gas operators primarily in the Appalachian Basin. These services consist primarily of well stimulation and cementing for completion of new wells and remedial work on existing wells. Patterson-UTI Energy, Inc. also provides drilling fluids, completion fluids and related services to oil and natural gas operators offshore in the Gulf of Mexico and on land in Texas, Southeastern New Mexico, Oklahoma and the Gulf Coast
      Natural Oilwell Varco has disclosed that it is a leading worldwide provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry.
      Valero Energy Corporation has disclosed that it owns and operates 18 refineries located in the United States, Canada, and Aruba that produce premium, environmentally clean refined products, gasoline meeting the specifications of the California Air Resources Board (CARB), CARB diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel, and oxygenates (liquid hydrocarbon compounds containing oxygen).
      W-H Energy Services, Inc. has disclosed that it is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas, with operations in North America and select areas internationally.
      The Williams Companies, Inc. has disclosed that its primarily finds, produces, gathers, processes and transports natural gas, with operations concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. The Williams Companies, Inc. also manages a wholesale power business.
      This pricing supplement relates only to the securities and does not relate to the constituent stocks of the Claymore YieldStream Energy 10. We have derived the information about the Constituent Stock Issuers in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the Constituent Stock Issuers in connection with the offering of the securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Constituent Stock Issuers contained in this pricing supplement. Furthermore, we do not know whether the Constituent Stock Issuers have disclosed all events occurring before the date of this pricing supplement — including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market prices of the constituent stocks of the Claymore YieldStream Energy 10 and, therefore, the initial stock price and the final stock prices of the constituent stocks of the Claymore YieldStream Energy 10 that the calculation agent will use to determine the redemption amount with respect to any constituent stock or the aggregate redemption amount with respect to your securities. You, as an investor in the securities, should make your own investigation of the Constituent Stock Issuers.

Historical Data
      The constituent stocks of the Claymore YieldStream Energy 10 are listed on the following exchanges under the following symbols:

Constituent Stock	Symbol	Listing

Peabody Energy Incorporated	BTU	NYSE
Helix Energy Solutions Group, Inc.	HLX	NYSE
Quicksilver Resources Inc.	KWK	NYSE
Marathon Oil Corporation	MRO	NYSE
Pride International, Inc.	PDE	NYSE
Patterson-UTI Energy, Inc.	PTEN	NASDAQ
National Oilwell Varco, Inc.	NOV	NYSE
Valero Energy Corporation	VLO	NYSE
W-H Energy Services, Inc.	WHQ	NYSE
The Williams Companies, Inc.	WMB	NYSE
      The following tables set forth the high intra-day, low intra-day and quarter/period-end closing prices for the constituent stocks of the Claymore YieldStream Energy 10. The information given below is for the four calendar quarters in each of 2003, 2004, 2005 and 2006, the first two calendar quarters in 2007, and the period from July 1, 2007 to August 2, 2007. On August 2, 2007, the closing price for Peabody Energy Incorporated was $40.750 per share, the closing price for Helix Energy Solutions Group, Inc. was $37.400 per share, the closing price for Quicksilver Resources Inc. was $41.550 per share, the closing price for Marathon Oil Corporation was $51.740 per share, the closing price for Pride International, Inc. was $35.160 per share, the closing price for Patterson-UTI Energy, Inc. was $22.770 per share, the closing price for National Oilwell Varco, Inc. was $114.410 per share, the closing price for Valero Energy Corporation was $64.590 per share, the closing price for W-H Energy Services, Inc. was $62.670 per share, and the closing price for The Williams Companies, Inc. was $33.160 per share. The closing prices listed below were obtained from Bloomberg Financial Markets without independent verification. The historical closing prices of the constituent stocks of the Claymore YieldStream Energy 10 should not be taken as an indication of future performance, and no assurance can be given that the prices of the constituent stocks of the Claymore YieldStream Energy 10 will not decrease so that you would receive less than the principal amount of your securities at maturity.
High Intra-Day, Low Intra-Day and Quarter/Period-End Closing Price of Peabody Energy Incorporated

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of	Price of	Closing Price of
Quarter/Period	Quarter/Period	Peabody Energy	Peabody Energy	Peabody Energy
Start Date	End Date	Incorporated	Incorporated	Incorporated

01/01/2003	03/31/2003	$7.400	$6.130	$6.973
04/01/2003	06/30/2003	8.780	6.680	8.398
07/01/2003	09/30/2003	8.410	7.150	7.843
10/01/2003	12/31/2003	10.750	7.840	10.428

01/01/2004	03/31/2004	12.650	9.110	11.628
04/01/2004	06/30/2004	14.000	10.440	13.998
07/01/2004	09/30/2004	15.110	12.690	14.875
10/01/2004	12/31/2004	21.700	13.510	20.228

01/01/2005	03/31/2005	25.470	18.370	23.180
04/01/2005	06/30/2005	28.230	19.680	26.020
07/01/2005	09/30/2005	54.560	36.290	53.610
10/01/2005	12/31/2005	43.470	35.220	41.210

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of	Price of	Closing Price of
Quarter/Period	Quarter/Period	Peabody Energy	Peabody Energy	Peabody Energy
Start Date	End Date	Incorporated	Incorporated	Incorporated

01/01/2006	03/31/2006	52.540	41.240	50.410
04/01/2006	06/30/2006	76.290	46.810	55.750
07/01/2006	09/30/2006	59.900	32.940	36.780
10/01/2006	12/31/2006	48.590	34.050	40.410

01/01/2007	03/31/2007	44.600	36.200	40.240
04/01/2007	05/23/2007	55.760	39.960	48.380
07/01/2007	08/02/2007	50.990	39.051	40.750
High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Helix Energy Solutions Group, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of	Price of	Closing Price of
Quarter/Period	Quarter/Period	Helix Energy Solutions	Helix Energy Solutions	Helix Energy Solutions
Start Date	End Date	Group, Inc.	Group, Inc.	Group, Inc.

01/01/2003	03/31/2003	$12.300	$8.260	$9.005
04/01/2003	06/30/2003	11.700	7.830	10.890
07/01/2003	09/30/2003	11.530	9.260	9.755
10/01/2003	12/31/2003	12.690	9.730	12.060

01/01/2004	03/31/2004	14.000	11.370	12.900
04/01/2004	06/30/2004	15.620	12.510	15.160
07/01/2004	09/30/2004	18.140	13.960	17.810
10/01/2004	12/31/2004	21.860	16.950	20.375

01/01/2005	03/31/2005	26.140	19.110	22.650
04/01/2005	06/30/2005	26.940	20.570	26.185
07/01/2005	09/30/2005	32.180	25.980	31.705
10/01/2005	12/31/2005	40.170	26.400	35.890

01/01/2006	03/31/2006	45.610	32.850	37.900
04/01/2006	06/30/2006	45.000	29.140	40.360
07/01/2006	09/30/2006	41.920	31.120	33.400
10/01/2006	12/31/2006	37.300	27.550	31.370

01/01/2007	03/31/2007	37.590	27.890	37.290
04/01/2007	05/23/2007	41.500	35.280	39.910
07/01/2007	08/02/2007	43.860	36.140	37.400
High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Quicksilver Resources Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
Quarter/Period	Quarter/Period	Price of	Price of	Closing Price of
Start Date	End Date	Quicksilver Resources Inc.	Quicksilver Resources Inc.	Quicksilver Resources Inc.

01/01/2003	03/31/2003	$8.140	$6.510	$7.923
04/01/2003	06/30/2003	8.700	7.490	7.983
07/01/2003	09/30/2003	8.720	7.650	8.143
10/01/2003	12/31/2003	11.220	8.130	10.767

		High Intra-Day	Low Intra-Day	Quarter/Period-End
Quarter/Period	Quarter/Period	Price of	Price of	Closing Price of
Start Date	End Date	Quicksilver Resources Inc.	Quicksilver Resources Inc.	Quicksilver Resources Inc.

01/01/2004	03/31/2004	14.230	10.690	12.920
04/01/2004	06/30/2004	22.470	12.490	22.357
07/01/2004	09/30/2004	24.080	16.860	21.780
10/01/2004	12/31/2004	25.250	19.310	24.520

01/01/2005	03/31/2005	34.533	22.290	32.487
04/01/2005	06/30/2005	43.890	31.450	42.620
07/01/2005	09/30/2005	48.510	38.230	47.790
10/01/2005	12/31/2005	50.200	32.940	42.010

01/01/2006	03/31/2006	52.750	33.060	38.660
04/01/2006	06/30/2006	46.170	29.250	36.810
07/01/2006	09/30/2006	39.820	29.040	31.900
10/01/2006	12/31/2006	43.240	28.670	36.590

01/01/2007	03/31/2007	41.000	32.950	39.770
04/01/2007	05/23/2007	49.540	39.470	44.580
07/01/2007	08/02/2007	47.090	39.430	41.550
High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Marathon Oil Corporation

		High Intra-Day	Low Intra-Day	Quarter/Period-End
Quarter/Period	Quarter/Period	Price of	Price of	Closing Price of
Start Date	End Date	Marathon Oil Corporation	Marathon Oil Corporation	Marathon Oil Corporation

01/01/2003	03/31/2003	$12.150	$9.930	$11.985
04/01/2003	06/30/2003	13.600	11.240	13.175
07/01/2003	09/30/2003	14.740	12.460	14.250
10/01/2003	12/31/2003	16.810	14.250	16.545

01/01/2004	03/31/2004	18.160	15.150	16.835
04/01/2004	06/30/2004	18.940	16.000	18.920
07/01/2004	09/30/2004	20.800	16.780	20.640
10/01/2004	12/31/2004	21.300	18.010	18.805

01/01/2005	03/31/2005	24.660	17.760	23.460
04/01/2005	06/30/2005	27.950	21.750	26.685
07/01/2005	09/30/2005	36.340	26.900	34.465
10/01/2005	12/31/2005	34.985	27.705	30.485

01/01/2006	03/31/2006	39.680	31.010	38.085
04/01/2006	06/30/2006	43.275	34.690	41.650
07/01/2006	09/30/2006	46.640	34.415	38.450
10/01/2006	12/31/2006	49.365	35.325	46.250

01/01/2007	03/31/2007	51.735	41.500	49.415
04/01/2007	05/23/2007	67.040	49.000	59.960
07/01/2007	08/02/2007	65.210	49.670	51.740

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Pride International, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
Quarter/Period	Quarter/Period	Price of	Price of	Closing Price of
Start Date	End Date	Pride International, Inc.	Pride International, Inc.	Pride International, Inc.

01/01/2003	03/31/2003	$15.480	$12.750	$13.490
04/01/2003	06/30/2003	20.090	13.150	18.820
07/01/2003	09/30/2003	19.080	15.750	16.950
10/01/2003	12/31/2003	18.950	15.750	18.640

01/01/2004	03/31/2004	20.230	16.100	17.060
04/01/2004	06/30/2004	18.120	15.080	17.110
07/01/2004	09/30/2004	19.870	16.290	19.790
10/01/2004	12/31/2004	20.580	17.630	20.540

01/01/2005	03/31/2005	27.490	19.390	24.840
04/01/2005	06/30/2005	26.290	20.020	25.700
07/01/2005	09/30/2005	28.990	23.260	28.510
10/01/2005	12/31/2005	32.350	24.680	30.750

01/01/2006	03/31/2006	36.920	28.890	31.180
04/01/2006	06/30/2006	36.960	27.810	31.230
07/01/2006	09/30/2006	31.820	25.300	27.420
10/01/2006	12/31/2006	33.800	24.010	30.010

01/01/2007	03/31/2007	31.580	26.360	30.100
04/01/2007	05/23/2007	38.000	30.210	37.460
07/01/2007	08/02/2007	40.440	33.580	35.160

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Patterson-UTI Energy, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of	Price of	Closing Price of
Quarter/Period Start	Quarter/Period End	Patterson-UTI	Patterson-UTI	Patterson-UTI
Date	Date	Energy, Inc.	Energy, Inc.	Energy, Inc.

01/01/2003	03/31/2003	$17.750	$13.550	$16.155
04/01/2003	06/30/2003	18.490	15.900	16.185
07/01/2003	09/30/2003	16.140	12.580	13.535
10/01/2003	12/31/2003	16.970	12.840	16.465

01/01/2004	03/31/2004	19.200	15.750	17.705
04/01/2004	06/30/2004	19.560	14.520	16.705
07/01/2004	09/30/2004	19.880	15.690	19.070
10/01/2004	12/31/2004	20.450	17.850	19.450

01/01/2005	03/31/2005	26.660	17.150	25.020
04/01/2005	06/30/2005	29.330	22.380	27.830
07/01/2005	09/30/2005	36.790	27.790	36.080
10/01/2005	12/31/2005	36.730	28.450	32.950

01/01/2006	03/31/2006	38.490	25.610	31.960
04/01/2006	06/30/2006	35.650	25.240	28.310
07/01/2006	09/30/2006	29.110	21.840	23.760
10/01/2006	12/31/2006	28.210	20.810	23.230

01/01/2007	03/31/2007	24.890	21.130	22.440
04/01/2007	05/23/2007	27.660	22.170	26.210
07/01/2007	08/02/2007	26.480	21.550	22.770

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of National Oilwell Varco, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
	Quarter/Period	Price of	Price of	Closing Price of
Quarter/Period Start	End	National Oilwell	National Oilwell	National Oilwell
Date	Date	Varco, Inc.	Varco, Inc.	Varco, Inc.

01/01/2003	03/31/2003	$23.850	$19.150	$22.390
04/01/2003	06/30/2003	24.850	20.480	22.000
07/01/2003	09/30/2003	21.920	17.710	18.140
10/01/2003	12/31/2003	23.440	17.500	22.360

01/01/2004	03/31/2004	31.080	21.660	28.280
04/01/2004	06/30/2004	31.740	25.420	31.490
07/01/2004	09/30/2004	34.480	27.940	32.860
10/01/2004	12/31/2004	37.380	31.540	35.290

01/01/2005	03/31/2005	50.500	33.080	46.700
04/01/2005	06/30/2005	49.230	39.270	47.540
07/01/2005	09/30/2005	68.330	46.210	65.800
10/01/2005	12/31/2005	67.400	53.150	62.700

01/01/2006	03/31/2006	77.600	55.780	64.120
04/01/2006	06/30/2006	72.990	56.320	63.320
07/01/2006	09/30/2006	68.650	54.870	58.550
10/01/2006	12/31/2006	68.600	51.620	61.180

01/01/2007	03/31/2007	79.280	53.750	77.790
04/01/2007	05/23/2007	109.570	76.550	104.240
07/01/2007	08/02/2007	125.360	104.250	114.410

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of Valero Energy Corporation

		High Intra-Day		Quarter/Period-End
		Price of Valero	Low Intra-Day	Closing Price of
	Quarter/Period	Energy	Price of	Valero Energy
Quarter/Period Start Date	End Date	Corporation	Valero Energy Corporation	Corporation

01/01/2003	03/31/2003	$10.600	$8.050	$10.345
04/01/2003	06/30/2003	10.540	8.790	9.083
07/01/2003	09/30/2003	10.030	8.800	9.568
10/01/2003	12/31/2003	11.770	9.430	11.585

01/01/2004	03/31/2004	15.380	11.430	14.990
04/01/2004	06/30/2004	18.730	13.970	18.440
07/01/2004	09/30/2004	20.300	15.900	20.053
10/01/2004	12/31/2004	23.910	19.415	22.700

01/01/2005	03/31/2005	38.580	21.010	36.635
04/01/2005	06/30/2005	41.130	28.900	39.555
07/01/2005	09/30/2005	58.630	39.375	56.530
10/01/2005	12/31/2005	58.145	45.855	51.600

01/01/2006	03/31/2006	63.700	47.990	59.780
04/01/2006	06/30/2006	70.750	55.190	66.520
07/01/2006	09/30/2006	68.830	46.840	51.470
10/01/2006	12/31/2006	57.090	47.520	51.160

01/01/2007	03/31/2007	66.020	47.660	64.490
04/01/2007	05/23/2007	77.890	63.530	73.860
07/01/2007	08/02/2007	78.680	61.700	64.590

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of W-H Energy Services, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
	Quarter/Period	Price of W-H	Price of W-H	Closing Price of
Quarter/Period Start	End	Energy	Energy	W-H Energy
Date	Date	Services, Inc.	Services, Inc.	Services, Inc.

01/01/2003	03/31/2003	$18.880	$13.000	$17.120
04/01/2003	06/30/2003	22.750	15.200	19.560
07/01/2003	09/30/2003	20.430	16.750	17.800
10/01/2003	12/31/2003	19.220	14.510	16.200

01/01/2004	03/31/2004	18.050	14.250	14.470
04/01/2004	06/30/2004	19.610	14.060	19.600
07/01/2004	09/30/2004	20.990	17.510	20.750
10/01/2004	12/31/2004	23.400	19.360	22.360

01/01/2005	03/31/2005	26.830	19.950	23.930
04/01/2005	06/30/2005	25.300	20.050	24.930
07/01/2005	09/30/2005	33.900	24.280	32.420
10/01/2005	12/31/2005	36.560	25.550	33.080

01/01/2006	03/31/2006	49.000	33.330	44.490
04/01/2006	06/30/2006	57.980	42.170	50.830
07/01/2006	09/30/2006	56.380	38.960	41.470
10/01/2006	12/31/2006	50.490	37.780	48.690

01/01/2007	03/31/2007	48.540	39.910	46.740
04/01/2007	05/23/2007	67.050	46.750	61.910
07/01/2007	08/02/2007	69.450	58.880	62.670

High Intra-Day, Low Intra-Day and Quarter/ Period-End Closing Price of The Williams Companies, Inc.

		High Intra-Day	Low Intra-Day	Quarter/Period-End
		Price of The	Price of The	Closing Price of
Quarter/Period Start	Quarter/Period End	Williams	Williams	The Williams
Date	Date	Companies, Inc.	Companies, Inc.	Companies, Inc.

01/01/2003	03/31/2003	$4.840	$2.510	$4.580
04/01/2003	06/30/2003	9.040	4.630	7.900
07/01/2003	09/30/2003	9.570	6.050	9.420
10/01/2003	12/31/2003	10.730	8.790	9.820

01/01/2004	03/31/2004	11.470	8.490	9.570
04/01/2004	06/30/2004	12.360	9.560	11.900
07/01/2004	09/30/2004	12.670	11.360	12.100

10/01/2004	12/31/2004	17.180	12.040	16.290
01/01/2005	03/31/2005	19.480	15.180	18.810
04/01/2005	06/30/2005	19.400	15.620	19.000
07/01/2005	09/30/2005	25.320	18.910	25.050

10/01/2005	12/31/2005	25.720	19.542	23.170
01/01/2006	03/31/2006	25.580	19.350	21.390
04/01/2006	06/30/2006	23.590	20.010	23.360
07/01/2006	09/30/2006	25.400	22.330	23.870
10/01/2006	12/31/2006	28.320	22.730	26.120

01/01/2007	03/31/2007	29.050	25.170	28.460
04/01/2007	05/23/2007	32.620	28.100	31.620
07/01/2007	08/02/2007	35.840	30.600	33.160

TAXATION IN THE UNITED STATES
      The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States”. The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisers as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.
      Taxation of Securities. There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the securities or similar instruments and the characterization of the securities for U.S. Federal income tax purposes is not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. We intend to take the position that the securities will be treated for U.S. Federal income tax purposes as income-bearing financial contracts under which you will be required to include the income payable on the securities in gross income as ordinary income under your regular method of accounting and, by purchasing a security, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the securities will be so treated.
      Sale, Exchange, Redemption or Other Disposition of the Securities. Generally, your initial tax basis in the securities will be the price at which you purchased the securities. Upon the sale, exchange, redemption or other taxable disposition of the securities, you will generally recognize gain or loss equal to the difference between the proceeds received upon disposition (other than amounts attributable to accrued but unpaid income on the securities, which will be taxable as ordinary income as described above) and your adjusted tax basis in the securities. The gain or loss generally will be capital gain or loss, and should be long-term capital gain or loss if you held the securities for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.
      Possible Alternative Treatment. Notwithstanding our mutual contractual obligation to treat the securities in accordance with the above characterization, there can be no assurance that the IRS will accept, or that a court will uphold, this characterization. The documentation of the securities as debt suggests that the IRS might seek to apply to the securities the Treasury regulations governing contingent payment debt instruments (the Contingent Payment Regulations). If the IRS were successful in doing this, then, among other matters, you would be required to accrue original issue discount on the securities at a yield comparable to the yield at which we would issue similar noncontingent bonds, determined at the time of issuance of the securities (plus ordinary income in the form of positive adjustments to reflect the payment of income in excess of such comparable yield); and, on the sale, exchange, maturity, redemption or other taxable disposition of the securities, you would recognize ordinary income, or ordinary loss to the extent of your aggregate prior ordinary income inclusions and capital loss thereunder, rather than capital gain or loss.
      Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.
USE OF PROCEEDS AND HEDGING
      The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the aggregate redemption amount at the maturity of the securities.
      The hedging activity discussed above may adversely affect the market value of the securities from time to time and the aggregate redemption amount you will receive on the securities at maturity. See “Risk Factors — Purchases and sales by us or our affiliates may affect the return on the securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION
      The securities are being purchased by Wachovia Capital Markets, LLC (the agent) as principal, pursuant to a terms agreement dated as of [●] between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.
      From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.
      In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.
      The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount

Wachovia Capital Markets, LLC	$
$
$

Total	$
      The agent named above proposes to offer the securities in part directly to the public at the initial maximum offering price set forth on the cover page of this pricing supplement and in part to Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $[●] per security.
      Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.
      After the securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.
      The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.
      Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.
      Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.
      This pricing supplement and the attached prospectus and prospectus supplement may be used by Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.
      From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.
      Wachovia Capital Markets, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.
      No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent. In respect of specific jurisdictions, please note the following:
      The securities, and the offer to sell such securities, do not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.
      The securities will not be offered or sold to any persons who are residents of the Bahamas within the meaning of the Exchange Control Regulations of 1956 issued by the Central Bank of the Bahamas.
      The securities may not be offered or sold to the public in Brazil. Accordingly, the securities have not been submitted to the Comissão de Valores Mobiliários for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.
      Neither the securities nor Eksportfinans are registered in the Securities Registry of the Superintendency of Securities and Insurance in Chile.
      The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.